______________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________________________________________________________________________________
FORM 8-K

______________________________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2012

______________________________________________________________________________________________________
ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

______________________________________________________________________________________________________

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (804) 274-2200
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Altria Group, Inc.’s wholly-owned subsidiary, Philip Morris USA Inc. (“PM USA”), is a party to the 1998 Master Settlement Agreement (the “MSA”) among various states and territories (the “MSA States”) and a number of tobacco product manufacturers (the “participating manufacturers”). PM USA, R.J. Reynolds Tobacco Company (“RJR”) and Lorillard Tobacco Company (“Lorillard”) are collectively referred to as the original participating manufacturers (the “OPMs”). The MSA settled various asserted and unasserted health care cost recovery claims and requires PM USA and the other participating manufacturers to make significant annual payments. The MSA provides for downward adjustments to the participating manufacturers’ payment obligations under certain conditions, including a provision related to the loss of market share by the participating manufacturers, collectively, to the manufacturers who are not party to the MSA (the “Non-Participating Manufacturers”). This provision, known as the Non-Participating Manufacturer Adjustment (the “NPM Adjustment”), allocates a greater share of any such downward adjustment to any OPM that lost relative market share during the relevant period. For a more detailed description of the MSA and the NPM Adjustment, see Note 11 to the Condensed Consolidated Financial Statements (Unaudited) in the Quarterly Report on Form 10-Q of Altria Group, Inc. for the quarter ended September 30, 2012. The MSA States and the OPMs and certain other participating manufacturers are currently in arbitration regarding the NPM Adjustment for the year 2003.
Subject to certain conditions, PM USA, the other OPMs and certain other participating manufacturers have entered into a Term Sheet, effective December 17, 2012, with 17 MSA States, plus the District of Columbia and Puerto Rico, for settlement of the 2003-12 NPM Adjustments with those States (the “signatory States”). PM USA continues to reserve all rights regarding the NPM Adjustments with respect to the MSA States that have not joined the Term Sheet. It is possible that additional MSA States will subsequently join the Term Sheet.
The signatory States and the OPMs have agreed that the OPMs will receive reductions to future MSA payments to reflect a percentage of the signatory States’ aggregate share of the OPMs’ aggregate 2003-2012 NPM Adjustments. The amount of such percentage is dependent on the number of MSA States that join the Term Sheet. The OPMs have agreed that, subject to certain conditions, PM USA will receive approximately 28% of such reduction (which is the maximum allocation of the total 2003-2012 NPM Adjustments to which PM USA was entitled under the MSA); RJR will receive approximately 60% of such reduction; and Lorillard will receive approximately 12% of such reduction. The amount of PM USA’s reduction cannot yet be determined but, based on the current signatory States, PM USA would receive an estimated reduction in its MSA payment obligation of approximately $450 million. This estimated amount is subject to change depending on a variety of factors related to the calculation of the reduction. Upon final determination of the amount and approval of the arbitration panel, as described below, PM USA is expected to record a corresponding increase in its reported pre-tax earnings.
Subject to certain conditions, PM USA will receive all of its reduction through a credit against its April 2013 MSA payment. RJR and Lorillard will receive part of their reduction through credits against their April 2013 payments and part through reductions in their MSA payments in April 2014-April 2017.
As part of the settlement, each of the signatory States will receive its portion of over $4 billion from the so-called “Disputed Payment Account” (the “DPA”). In this context, PM USA will authorize release to the signatory States of their share of the $458 million that PM USA has paid into the DPA, approximately $190 million.
The Term Sheet also provides that the NPM Adjustment provision will be revised and streamlined as to the signatory States for years after 2012. In connection with the settlement, the formula for allocating among the OPMs the revised NPM Adjustments applicable in the future to the signatory States will be modified in a manner favorable to PM USA, although the extent to which it is favorable to PM USA will be dependent upon certain future events, including the future relative market shares of the OPMs.
The Term Sheet is subject to approval by the panel in the pending NPM Adjustment arbitration. It is possible that non-signatory States will attempt to object to approval of the Term Sheet or otherwise attempt to block it from proceeding. No assurance can be given as to the outcome of any such attempt.
The description above is a summary and is qualified in its entirety by the Term Sheet, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 8.01.    Other Events.

A copy of the press release issued by PM USA on December 18, 2012 is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Term Sheet effective December 17, 2012, outlining NPM Adjustment arbitration settlement
	99.1	Philip Morris USA Inc. Press Release dated December 18, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.
By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: December 18, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Sheet effective December 17, 2012, outlining NPM Adjustment arbitration settlement
99.1	Philip Morris USA Inc. Press Release dated December 18, 2012

5